As filed with the Securities and Exchange Commission on March 12, 2008

                                                    Registration No.  333-146955


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 1 to
                                    Form S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               GILMAN CIOCIA, INC.
             (Exact name of Registrant as specified in its charter)


                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   11-2587324
                      (I.R.S. Employer Identification No.)
                                      7200
            (Primary Standard Industrial Classification Code Number)

                                11 Raymond Avenue
                          Poughkeepsie, New York 12603
                                 (845) 486-0900
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                              Ted H. Finkelstein, Esq.
                       Vice President and General Counsel
                               Gilman Ciocia, Inc.
                                11 Raymond Avenue
                          Poughkeepsie, New York 12603
                                 (845) 485-5278

     (Name, Address, Including Zip Code, and Telephone Number Including Area
                               Code, of Agent for
                                    Service)

                                    Copy to:

                             Robert J. Mittman, Esq.
                                Ethan Seer, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 885-5000

   As soon as practicable after this Registration Statement becomes effective
        (Approximate date of commencement of proposed sale to the public)


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                               CALCULATION OF REGISTRATION FEE


                                                                    Proposed
                                                                     Maximum
                                                Proposed Maximum    Aggregate
  Title of Each Class of        Amount to be     Offering Price     Offering         Amount of
Securities to be Registered      Registered         Per Unit          Price        Registration Fee
---------------------------      ----------         --------          -----        ----------------
Common Stock par value $0.01     2,248,648           $0.30         $ 674,594(3)        $26.52(4)
per share(1)(2)

(1) All of the shares of common stock being registered hereby are being offered for the account of selling stockholders. Except as set forth in the footnotes below, no other shares of the registrant's common stock are being registered pursuant to this registration statement.

(2) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered such additional shares as may be offered or issued to the selling stockholders to prevent dilution resulting from stock dividends, stock splits or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The registration fee has been calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(4) A registration fee of $491.20 was paid by the registrant in connection with the initial filing of this registration statement. Therefore, no additional registration fee is required.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THESE SECURITIES BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------


                   SUBJECT TO COMPLETION, DATED MARCH 12, 2008

                                   PROSPECTUS

                               GILMAN CIOCIA, INC.

                        2,248,648 Shares of Common Stock


      This prospectus relates to up to 2,248,648 shares of the common stock of Gilman Ciocia, Inc., which have been registered for resale by some of our stockholders pursuant to this prospectus. The shares of common stock may be offered and sold to the public from time to time.


      The common stock may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution." Gilman Ciocia, Inc. will not receive any of the proceeds from any sale of common stock by the selling stockholders.


      Shares of our common stock are traded in the over-the counter market and quoted on the Gray Market electronic trading market under the symbol "GTAX.PK". On March 10, 2008, the last reported sales price for our common stock was $.20 per share.


      An investment in the common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on Page 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is         , 2008


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS..........................................................1
PROSPECTUS SUMMARY.............................................................2
THE OFFERING...................................................................2
RISK FACTORS...................................................................2
FORWARD-LOOKING STATEMENTS.....................................................9
USE OF PROCEEDS................................................................9
SELLING STOCKHOLDERS...........................................................9
PLAN OF DISTRIBUTION..........................................................14
DESCRIPTION OF CAPITAL STOCK..................................................15
WHERE YOU CAN FIND MORE INFORMATION...........................................16
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................17
LEGAL MATTERS.................................................................17
EXPERTS.......................................................................17




                              ABOUT THIS PROSPECTUS


      Unless otherwise stated or the context otherwise requires, the terms "we," "us," "our," and the "Company" refer to Gilman Ciocia, Inc. (formerly known as Gilman + Ciocia, Inc.) and its subsidiaries.


      This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission, or SEC. For further information about our business and the securities offered by this prospectus, you should refer to the information incorporated by reference into this prospectus, the registration statement of which this prospectus is a part and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other documents that you may find important in deciding whether to purchase the securities offered by the selling stockholders. The registration statement and information incorporated by reference can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

      This prospectus provides you with a general description of the securities the selling stockholders may offer. We may provide a prospectus supplement that will contain specific information about the terms of a particular offering by any selling stockholder. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

                               PROSPECTUS SUMMARY


      This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus carefully, including the section entitled "Risk Factors" in this prospectus and the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended June 30, 2007, as amended, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to invest in our common stock.

Gilman Ciocia, Inc.


      We were organized in 1981 under the laws of the State of New York and reincorporated under the laws of the State of Delaware in 1993.

      Our principal executive offices are located at 11 Raymond Avenue, Poughkeepsie, New York 12603, and our telephone number is (845) 486-0900. Our website is www.gilcio.com. The information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities. We have included our website address in this prospectus as an inactive textual reference only.


      We provide federal, state and local tax preparation services to individuals, predominantly in the middle and upper income tax brackets, accounting services to small and midsize companies and financial planning services, including securities brokerage, investment management services, insurance and financing services. As of the date of this prospectus, we have 26 offices operating in four states (New York, New Jersey, Florida and Pennsylvania).


      We also provide financial planning services through independently owned and operated offices. As of the date of this prospectus, there are 66 independently owned and operated offices which are located in twelve states. We believe we benefit from economies of scale associated with the aggregate production of both offices owned by us and the independently owned offices.

                                  THE OFFERING


      Pursuant to this prospectus, certain of our stockholders, or Selling Stockholders, are offering for resale up to 2,248,648 shares of our common stock they acquired from us in private transactions in August 2007.


      We will not receive any proceeds from sales of the shares of common stock sold from time to time under this prospectus by the Selling Stockholders. We are registering the shares of common stock under this prospectus pursuant to registration rights we granted to the Selling Stockholders.

                                  RISK FACTORS


      Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, as amended, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, which are incorporated in this prospectus by reference and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, before making an investment decision. See the section of this prospectus entitled "Where You Can Find More Information." Any of the risks we describe below or in the information incorporated in this prospectus by reference could cause our business, financial condition, or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely effect our business, financial condition, or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see "Forward-Looking Statements."

We have a history of losses and may incur losses in the future.


While we reported a profit for the fiscal year ended June 30, 2007, we incurred losses in fiscal years 2006, 2005, and 2004 and may incur losses again in the future. As of December 31, 2007, our accumulated deficit was $29.8 million. If we fail to continue to earn profits, the value of your investment in our securities may decline.

Certain private stockholders, including some of our directors and officers, control a substantial interest in us and thus may influence certain actions requiring a vote of our stockholders.

On August 20, 2007, Michael Ryan (our Chief Executive Officer), Carole Enisman (our Executive Vice President of Operations), Ted Finkelstein (our Vice President and General Counsel), Dennis Conroy, Prime Partners, Inc. and Prime Partners II, LLC (holding companies owned in part by Michael Ryan), Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P.I and WebFinancial Corporation entered into a stockholders agreement concerning the voting of their shares of our common stock. As of the date of this prospectus these stockholders collectively own approximately 68.4% of our issued and outstanding shares of common stock. Pursuant to the stockholders agreement, these stockholders will have the ability to influence certain actions requiring a stockholder vote, including, the election of directors. This concentration of ownership and control by these stockholders could delay or prevent a change in our control or other action, even when a change in control or other action might be in the best interests of our other stockholders.


Our staggered board may entrench management, could prevent or delay a change of control of our company and discourage unsolicited stockholder proposals or bids for our common stock that may be in the best interests of our stockholders.

Our restated certificate of incorporation provides that our board of directors is divided into three classes, serving staggered three-year terms. As a result, at any annual meeting only a minority of our board of directors will be considered for election. Since our "staggered board" would prevent our stockholders from replacing a majority of our board of directors at any annual meeting, it may entrench management, delay or prevent a change in our control and discourage unsolicited stockholder proposals or unsolicited bids for our common stock that may be in the best interests of our stockholders.

Making and integrating acquisitions could impair our operating results.

Our current business strategy is to actively pursue acquisitions of tax preparation and accounting firms. Acquisitions involve a number of risks, including: diversion of our management's attention from current operations; disruption of our ongoing business; difficulties in integrating and retaining all or part of the acquired business, its customers and its personnel; and the effectiveness of the acquired company's internal controls and procedures. The individual or combined effect of these risks could have an adverse effect on our business. In paying for an acquisition, we may deplete our cash resources. Furthermore, there is the risk that our valuation assumptions, customer retention expectations and our models for an acquired product or business may be erroneous or inappropriate due to foreseen or unforeseen circumstances and thereby cause us to overvalue an acquisition target. There is also the risk that the contemplated benefits of an acquisition may not materialize as planned or may not materialize within the time period or to the extent anticipated by us.

Our operations may be adversely effected if we are not able to expand our financial planning business by hiring additional financial planners and opening new offices.

If the financial planners that we presently employ or recruit do not perform successfully, our operations may be adversely effected. We plan to continue to expand in the area of financial planning, by expanding the business of presently employed financial planners and by recruiting additional financial planners. Our revenue growth will in large part depend upon the expansion of our existing business and the successful integration and profitability of the recruited financial planners. Our growth will also depend on the success of independent financial planners who are recruited to join us. The financial planning channel of our business has generated an increasing portion of our revenues during the past few years, and if such channel does not continue to be successful, our revenues may not increase.

Our Consolidated Financial Statements do not include any adjustments that might result due to our opening of new offices or from the uncertainties of a shift in our business.

We may choose to open new offices. We incur significant expenses to build out a new office and to purchase furniture, equipment and supplies when we open a new office. We have found that a new office usually suffers a loss in its first year of operation, shows no material profit or loss in its second year of operation and does not attain profitability, if ever, until its third year of operation. Therefore, our operating results could be materially adversely effected in any year that we open a significant number of new offices. If the financial markets deteriorate, our financial planning channel will suffer decreased revenues. Our revenue and profitability may be adversely effected by declines in the volume of securities transactions and in market liquidity, which generally result in lower revenues from trading activities and commissions. Lower securities price levels may also result in a reduced volume of transactions as well as losses from declines in the market value of securities held in trading, investment and underwriting positions. In periods of low volume, the fixed nature of certain expenses, including salaries and benefits, computer hardware and software costs, communications expenses and office leases, will adversely effect our profitability. Sudden sharp declines in market values of securities and the failure of issuers and counterparts to perform their obligations can result in illiquid markets in which we may incur losses in our principal trading and market making activities.

Our sale of 80,000,000 shares of common stock sold in August 2007 significantly diluted the common stock ownership of our stockholders and could adversely effect future prices of our stock.

The significant dilution of the common stock ownership of existing stockholders resulting from our August 2007 private placements could have an adverse effect on the future price of the shares of our common stock and on the future volume of the shares traded.


The listing of our shares on the "grey market" could make trading in our shares difficult for investors.

The shares of our common stock are traded over-the counter on what is commonly referred to as the "grey sheets". As a result, an investor may find it difficult to dispose of or obtain accurate quotations as to the market value of our common stock. In addition, trading on the "grey market" could make trading our shares difficult for investors.


The low trading volume of our common stock increases volatility, which could impair our ability to obtain equity financing.

Low trading volume in our common stock increases volatility, which could result in the impairment of our ability to obtain equity financing. As a result, historical market prices may not be indicative of market prices in the future. In addition, the stock market has recently experienced extreme stock price and volume fluctuation. The market price of our common stock may be impacted by changes in earnings estimates by analysts, economic and other external factors and the seasonality of our business. Fluctuations or decreases in the trading price of our common stock may adversely effect a stockholders' ability to buy and sell our common stock and our ability to raise money in the future through an offering of common stock.

A Section 382 limitation on the use of our net operating loss carryforwards could have a negative impact on our future tax liability.


Our net operating loss carryforwards of $20.0 million at December 31, 2007 expire generally from 2017 to 2027. As a result of equity transactions we completed in August 2007 we are reviewing whether our ability to utilize our net operating loss carryforwards may be restricted under the Internal Revenue Code. If we are unable to utilize our net operating loss carryforwards to offset or reduce taxable income, if we have taxable income, it would increase our resulting tax liability which would have a material adverse effect on our operating results.

Changing laws and regulations have resulted in increased compliance costs which could effect our operating results.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and newly enacted SEC regulations have created additional compliance requirements for companies such as ours. We intend to continue to invest appropriate resources to comply with evolving standards, and this investment has resulted and will likely continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

The expense and diversion of management attention which result from litigation could have an adverse effect on our operating results and could harm our ability to effectively manage our business.

If we were to be found liable to clients for misconduct alleged in civil proceedings, our operations may be adversely effected. Many aspects of our business involve substantial risks of liability. There has been an increase in litigation and arbitration within the securities industry in recent years, including class action suits seeking substantial damages. Broker-dealers such as our subsidiary, Prime Capital Services, Inc. or PCS, are subject to claims by dissatisfied clients, including claims alleging they were damaged by improper sales practices such as unauthorized trading, churning, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty. Broker-dealers may be liable for the unauthorized acts of their retail brokers and independent contractors if they fail to supervise their conduct adequately. PCS is currently a defendant/respondent in numerous such proceedings. PCS maintains securities broker-dealer's professional liability insurance to insure against this risk, but the insurance policy contains a deductible (presently $50,000) and a cumulative cap on coverage (presently $3,000,000). In addition, certain activities engaged in by brokers may not be covered by such insurance. The adverse resolution of any legal proceedings involving us could have a material adverse effect on our business, financial condition, and results of operations or cash flows.

The outcome of the SEC investigation could have a material adverse effect on our operating results.

On September 6, 2005, we received an informal inquiry from the SEC regarding variable annuity sales by our registered representatives during the period January 1, 2002 through August 1, 2005. On June 22, 2006, the SEC entered a formal order of investigation. We cannot predict whether or not the investigation will result in an enforcement action. Further, if there were an enforcement action, we cannot predict whether or not our operating results would be effected.

Dependence on technology software and systems and our inability to provide assurance that our systems will be effective could adversely effect our operations.

As an information-financial services company with a broker-dealer subsidiary, we are substantially dependent on technology software and systems and on the internet to maintain customer records, effect securities transactions and prepare and file tax returns. In the event that there is an interruption to our systems due to internal systems failure or from an external threat, including terrorist attacks, fire and extreme weather conditions, our ability to prepare and file tax returns and to process financial transactions could be adversely effected. We have offsite backup, redundant and remote failsafe systems in place to safeguard against these threats but there can be no assurance that such systems will be effective to prevent malfunction and adverse effects on our operations.

We face substantial competition. If we fail to remain competitive, we may lose customers and our results of operations would be adversely effected.

The financial planning and tax planning industries are highly competitive. If our competitors create new products or technologies, or are able to take away our customers, our results of operations may be adversely effected. Our competitors include companies specializing in income tax preparation, as well as companies that provide general financial services. Our principal competitors are H&R Block and Jackson Hewitt in the tax preparation field and many well-known national brokerage and insurance firms in the financial services field, including Merrill Lynch and Citigroup. Many of these competitors have larger market shares and significantly greater financial and other resources than us.

We may not be able to compete successfully with such competitors. Competition could cause us to lose existing clients, adversely impact our ability to acquire new clients and increase advertising expenditures, all of which could have a material adverse effect on our business or operating results.

Additionally, federal and state governments may in the future become direct competitors to our tax offerings. If federal and state governments provide their own software and electronic filing services to taxpayers at no charge it could have a material adverse effect on our business, financial condition and results of operations. The federal government has proposed legislation that could further this initiative.

Government initiatives that simplify tax return preparation could reduce the need for our services as a third party tax return preparer.

Many taxpayers seek assistance from paid tax return preparers such as us because of the level of complexity involved in the tax return preparation and filing process. From time to time, government officials propose measures seeking to simplify the preparation and filing of tax returns or to provide additional assistance with respect to preparing and filing such tax returns. The passage of any measures that significantly simplify tax return preparation or otherwise reduce the need for a third party tax return preparer could reduce demand for our services, causing our revenues or profitability to decline.

Changes in the tax law that result in a decreased number of tax returns filed or a reduced size of tax refunds could harm our business

From time to time, the United States Treasury Department and the Internal Revenue Service adopt policy and rule changes and other initiatives that result in a decrease in the number of tax returns filed or reduce the size of tax refunds. Similar changes in the tax law could reduce demand for our services, causing our revenues or profitability to decline.

The highly seasonal nature of our business presents a number of financial risks and operational challenges which, if we fail to meet, could materially effect our business.

Our business is highly seasonal. We generate substantially all of our tax preparation revenues during tax season, which is the period from January 1 through April 30. The concentration of this revenue-generating activity during this relatively short period presents a number of operational challenges for us including: (i) cash and resource management during the first eight months of our fiscal year, when we generally operate at a loss and incur fixed costs and costs of preparing for the upcoming tax season; (ii) flexible staffing, because the number of employees at our offices during the peak of tax season is much higher than at any other time; (iii) accurate forecasting of revenues and expenses; and
(iv) ensuring optimal uninterrupted operations during peak season, which is the period from late January through April.

If we were unable to meet these challenges or were to experience significant business interruptions during tax season, which may be caused by labor shortages, systems failures, work stoppages, adverse weather or other events, many of which are beyond our control, we could experience a loss of business, which could have a material adverse effect on our business, financial condition and results of operations.

Competition from departing employees and our inability to enforce contractual non-competition and non-solicitation provisions could adversely effect our operating results.

If a large number of our employees and financial planners departed and began to compete with us, our operations may be adversely effected. Although we attempt to restrict such competition contractually, as a practical matter, enforcement of contractual provisions prohibiting small-scale competition by individuals is difficult. In the past, departing employees and financial planners have competed with us. They have the advantage of knowing our methods and, in some cases, having access to our clients. No assurance can be given that we will be able to retain our most important employees and financial planners or that we will be able to prevent competition from them or successfully compete against them. If a substantial amount of such competition occurs, the corresponding reduction of revenue may materially adversely effect our operating results.

Departure of key personnel could adversely effect our operations.

If any of our key personnel were to leave our employ, our operations may be adversely effected. We believe that our ability to implement our business strategy successfully and to operate profitably depends on the continued employment of James Ciocia, our Chairman of the Board, Michael Ryan, our President and Chief Executive Officer, Ted Finkelstein, our Vice President and General Counsel, Kathryn Travis, our Secretary, Carole Enisman, our Executive Vice President of Operations, and Karen Fisher, our Chief Accounting Officer. If any of these individuals becomes unable or unwilling to continue in his or her present position with us, our business and financial results could be materially adversely effected.

The decision not to pay dividends could impact the marketability of our common stock.

Our decision not to pay dividends could negatively impact the marketability of our common stock. Since our initial public offering of securities in 1994, we have not paid dividends and we do not plan to pay dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance our growth. The release of restricted common stock may have an adverse effect on the market price of our common stock


The release of various restrictions on the possible future sale of our common stock may have an adverse effect on the market price of our common stock.

As of the date of this prospectus, approximately 83.7 million shares of our common stock outstanding are "restricted securities" under Rule 144 of the Securities Act of 1933, or Securities Act. In general, under Rule 144, a person who is an "affiliate" (as defined in Rule 144) of our Company who has satisfied a six month holding period may, under certain circumstances, sell, within any three month period, a number of shares of "restricted securities" that do not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. Rule 144 also permits, (provided that we are current in filing our SEC periodic reports) the sale of shares of common stock by a person who is not an "affiliate" (as defined in Rule 144) of us and who has satisfied a six month holding period (or one year if we are not current in our SEC periodic reports), without any volume or other limitation.


If those securityholders determine to sell a significant number of shares into the market at any given time, there likely will not be sufficient demand in the market to purchase the shares without a decline in the market price for our common stock. Moreover, continuous sales into the market of a number of shares in excess of the typical trading market for our common stock, or even the availability of such a large number of shares, could continue to depress the trading market for our common stock over an extended period of time.

The general nature of the securities industry could materially effect our business.

If a material risk inherent to the securities industry was to be realized, the value of our common stock may decline. The securities industry, by its very nature, is subject to numerous and substantial risks, including the risk of declines in price level and volume of transactions, losses resulting from the ownership, trading or underwriting of securities, risks associated with principal activities, the failure of counterparties to meet commitments, customer, employee or issuer fraud risk, litigation, customer claims alleging improper sales practices, errors and misconduct by brokers, traders and other employees and agents (including unauthorized transactions by brokers), and errors and failure in connection with the processing of securities transactions. Many of these risks may increase in periods of market volatility or reduced liquidity. In addition, the amount and profitability of activities in the securities industry are effected by many national and international factors, including economic and political conditions, broad trends in industry and finance, level and volatility of interest rates, legislative and regulatory changes, currency values, inflation, and the availability of short-term and long-term funding and capital, all of which are beyond our control.

Several current trends are also effecting the securities industry, including increasing consolidation, increasing use of technology, increasing use of discount and online brokerage services, greater self-reliance of individual investors and greater investment in mutual funds. These trends could result in our facing increased competition from larger broker-dealers, a need for increased investment in technology, or potential loss of clients or reduction in commission income. These trends or future changes could have a material adverse effect on our business, financial condition, and results of operations or cash flows.

Regulatory requirements of the securities industry could materially effect our business.

The SEC, FINRA, the NYSE and various other regulatory agencies have stringent rules with respect to the protection of customers and maintenance of specified levels of net capital by broker-dealers. The regulatory environment in which we operate is subject to change. We may be adversely effected as a result of new or revised legislation or regulations imposed by the SEC, FINRA, other U.S. governmental regulators and self-regulatory organizations, or SROs. We also may be adversely effected by changes in the interpretation or enforcement of existing laws and rules by the SEC, other federal and state governmental authorities and SROs.

PCS is subject to periodic examination by the SEC, FINRA, SROs and various state authorities. PCS sales practice, operations, recordkeeping, supervisory procedures and financial position may be reviewed during such examinations to determine if they comply with the rules and regulations designed to protect both customers and the solvency of broker-dealers. Examinations may result in the issuance of letters to PCS, noting perceived deficiencies and requesting PCS to take corrective action. Deficiencies could lead to further investigation and the possible institution of administrative proceedings, which may result in the issuance of an order imposing sanctions upon PCS and/or their personnel.

Our business may be materially effected not only by regulations applicable to us as a financial market intermediary, but also by regulations of general application. For example, the volume and profitability of our or our clients' trading activities in a specific period could be effected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in interpretation or enforcement of existing laws and rules that effect the business and financial communities.

System or network failures or breaches in connection with our services and products could reduce our sales, impair our reputation, increase costs or result in liability claims, and seriously harm our business.

Any disruption to our services and products, our own information systems or communications networks or those of third-party providers upon whom we rely as part of our own product offerings, including the internet, could result in the inability of our customers to receive our products for an indeterminate period of time. Our services may not function properly for any of the following reasons:

      o     System or network failure;
      o     Interruption in the supply of power;
      o     Virus proliferation;
      o     Security breaches;
      o     Earthquake, fire, flood or other natural disaster; or
      o     An act of war or terrorism.

Although we have made significant investments, both internally and with third-party providers, in redundant and back-up systems for some of our services and products, these systems may be insufficient or may fail and result in a disruption of availability of our products or services to our customers. Any disruption to our services could impair our reputation and cause us to lose customers or revenue, or face litigation, customer service or repair work that would involve substantial costs and distract management from operating our business.

Failure to comply with laws and regulations that protect customers' personal information could result in significant fines and harm our brand and reputation.

We manage highly sensitive client information in all of our operating segments, which is regulated by law. Problems with the safeguarding and proper use of this information could result in regulatory actions and negative publicity, which could adversely effect our reputation and results of operations.

                           FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are not historical facts, but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are based on our current plans and expectations and involve known and unknown risks and uncertainties over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in or implied by the forward-looking statements. Important information regarding risks and uncertainties is also set forth elsewhere in this document, including in those described in "Risk Factors" beginning on page 2, as well as elsewhere in this prospectus and in documents incorporated by reference into this prospectus. You are cautioned not to place undue reliance on these forward-looking statements. Although we believe the expectations reflected in the forward-looking statements at the time they are made are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, the forward-looking statements reflect our management's view only as of the date of this prospectus or as of the date of any document incorporated by reference into this prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or the date of any document incorporated into this prospectus or to reflect the occurrence of unanticipated events

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Stockholders named in this prospectus.

We have agreed to pay certain expenses in connection with the registration of the shares being offered by the Selling Stockholders.

                              SELLING STOCKHOLDERS


      The following table sets forth certain information as of February 29, 2008, with respect to the Selling Stockholders. 1,349,189 of the 2,248,648 shares being offered by this prospectus are owned by certain purchasers (the "Investment Purchasers") who acquired shares from us on August 20, 2007 pursuant to an investor purchase agreement dated April 25, 2007 (the "Investment Purchase Agreement"). The other 899,459 shares offered by this prospectus are owned by other purchasers, including certain of our officers, directors and employees (the "Private Placement Purchasers") who acquired the shares from us in a private placement that closed on August 20, 2007.


      The Investment Purchasers purchased 40,000,000 shares of our common stock at a price of $0.10 per share. The Investment Purchasers are: Wynnefield Small Cap Value Offshore Fund, Ltd., which purchased 12,000,000 shares; Wynnefield Partners Small Cap Value, L.P., which purchased 8,000,000 shares; Wynnefield Partners Small Cap Value, L.P.I, which purchased 10,000,000 shares; and WebFinancial Corporation, which purchased 10,000,000 shares. The Private Placement Purchasers purchased 40,000,000 shares of our common stock at a price of $0.10 per share. Of such shares, 16.9 million shares were sold by us for cash proceeds of $1.7 million and 23.1 million shares were sold by us for the conversion of $2.3 million of our debt.

      On August 20, 2007, we entered into a shareholders agreement (the "Shareholders Agreement") with the Investment Purchasers and certain existing shareholders (the "Existing Shareholders"). The Existing Shareholders are:
Michael Ryan (our President and Chief Executive Officer), Carole Enisman (our Executive Vice President of Operations), Ted Finkelstein (our Vice President and General Counsel), Dennis Conroy, and Prime Partners, Inc. and Prime Partners II, LLC (holding companies owned in part by Michael Ryan). Pursuant to the terms of the Shareholders Agreement, the Investment Purchasers were given the right to designate two directors, or Investor Directors, for election to our Board of

Directors, or Board. So long as the Existing Shareholders own at least 10% of the outstanding shares of our common stock, the Existing Shareholders have the right to nominate two directors, or Existing Shareholder Directors, for election to the Board; the Investor Directors and the Existing Shareholder Directors will jointly nominate three independent directors; one of the Investor Directors will be appointed as a member of our Compensation Committee of the Board and one of the Investor Directors will have the right to attend all Audit Committee meetings; the consent of one of the Investor Directors is required for us to take certain corporate actions above designated thresholds, including the issuance, redemption or purchase of equity or debt, the issuance of an omnibus stock plan, the creation of any new class of securities, certain affiliate transactions, changes to our certificate of incorporation or bylaws, entering into a merger, reorganization or sale of the Company or acquiring any significant business assets, or material changes to our business line; the Investor Shareholders agreed to a one year standstill agreement concerning the acquisition of our assets, securities, proxy solicitations, voting trusts or tender offers; the Investor Purchasers were granted a right of first refusal for future securities issued by us; and we were granted a right of first refusal for sales of our common stock by the Investment Purchasers and by the Existing Shareholders.


      The following Selling Stockholders are employed by Gilman Ciocia, Inc. as of the date of this prospectus: Adam Belok, David Burgio, Dominick Ciocia, Kathleen Ciocia, James Ciocia, Matthew J. Collins, Thomas E. Connors, Kenneth G. Copans, Ted H. Finkelstein, Karen Fisher, Steven Gilbert, Mark S. Gopen, Jeffrey
L. Harmer, Gabriele Kramer, Deborah E. O'Connell, Kathryn Travis and Paul M. Weinberger. Dennis Conroy is our former Chief Accounting Officer and is the former Chief Financial Officer of our Prime Capital Services, Inc. subsidiary. Ted H. Finkelstein is our Vice President and General Counsel. Karen Fisher is our Chief Accounting Officer. Steven Gilbert is a former director. Our President and Chief Executive Officer, Michael Ryan, is a member and manager of Prime Partners II, LLC. Kathryn Travis is our Corporate Secretary and a former director. Christopher Kelly was our General Counsel from December 10, 2004 through January 31, 2006.


      As of the date of this prospectus James Ciocia, Edward H. Cohen and Allan
R. Page are members of our Board. James Ciocia is the Chairman of our Board.

      The table below assumes the sale of all of the shares registered for sale by the Selling Stockholders pursuant to this prospectus. Except as set forth in the footnotes to the table below, none of the Selling Stockholders own any options, warrants and/or convertible securities (which are not held by any other selling stockholder or person) which are exercisable or convertible within 60 days from the date of this prospectus.


-------------------------------------------------------------------------------------------
                                                                         Common stock
                                                                       beneficially owned
                                                                       after the offering
                                                                       ------------------
-------------------------------------------------------------------------------------------
                                      Number of
                                        shares        Number of                 Percentage
                                     beneficially       shares                      of
                                    owned prior to      being      Number of    outstanding
Name of selling stockholder         the offering(1)    offered       shares       shares
---------------------------         ---------------   ---------    ---------    -----------
-------------------------------------------------------------------------------------------
Elena Balbo                            3,000,000        67,458     2,932,542        3.3
-------------------------------------------------------------------------------------------
Adam Belok                              296,140        6,521(2)     289,619          *
-------------------------------------------------------------------------------------------
Lisa A. Burgio Trust dated May                                                       *
30, 2000                                599,399         11,806      587,593
-------------------------------------------------------------------------------------------
Reliance Trust Co Trustee, Gilman       150,000         3,373       146,627          *
+ Ciocia Inc. 401K Plan & Trust,
FBO David Burgio
-------------------------------------------------------------------------------------------
Richard F. Caparelli and Lorraine
Caparelli                               100,000         2,249        97,751          *
-------------------------------------------------------------------------------------------
Dominick A. Ciocia and Kathleen         898,222         16,865      881,357          *
Ciocia
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                                                                         Common stock
                                                                       beneficially owned
                                                                       after the offering
                                                                       ------------------
-------------------------------------------------------------------------------------------
                                      Number of
                                        shares        Number of                 Percentage
                                     beneficially       shares                      of
                                    owned prior to      being      Number of    outstanding
Name of selling stockholder         the offering(1)    offered       shares       shares
---------------------------         ---------------   ---------    ---------    -----------
-------------------------------------------------------------------------------------------
James Ciocia                         2,854,784(3)       50,594     2,804,190        3.1
-------------------------------------------------------------------------------------------
Edward H. Cohen                         510,000         11,243      498,757          *
-------------------------------------------------------------------------------------------
Matthew J. Collins                    244,027(4)        4,947       239,080          *
-------------------------------------------------------------------------------------------
Thomas E. Connors                    1,540,367(5)       30,919     1,509,448        1.6
-------------------------------------------------------------------------------------------
Dennis Conroy                       61,384,225 (6)      10,681   61,373,544(6)     68.4
-------------------------------------------------------------------------------------------
Kenneth G. Copans                       319,783         5,622       319,221          *
-------------------------------------------------------------------------------------------
Thomas F. Fattoruso and Sharon A.       250,000         5,622       249,438          *
Fattoruso
-------------------------------------------------------------------------------------------
Philip T. Fern                         1,250,000        28,108     1,221,892        1.4
-------------------------------------------------------------------------------------------
Ted H. Finkelstein                  61,384,225(7)(8)    76,453  61,307,772(7)(8)    68.3
-------------------------------------------------------------------------------------------
Reliance Trust Co. Trustee,             30,000           675         29,325          *
Gilman + Ciocia, Inc. 401K Plan &
Trust, FBO Karen Fisher
-------------------------------------------------------------------------------------------
David W. Frederick                      500,000         11,243      488,757          *
-------------------------------------------------------------------------------------------
Steven J. Gilbert                     535,027(9)        7,196       527,831          *
-------------------------------------------------------------------------------------------
Mark S. Gopen(10)                    893,648 (10)       15,741      877,907          *
-------------------------------------------------------------------------------------------
Toby Gopen(11)                          393,050         6,746       386,304          *
-------------------------------------------------------------------------------------------
Jeffrey L. Harmer and Rachelle A.       500,000         11,243      488,757          *
Harmer
-------------------------------------------------------------------------------------------
Barry Horowitz                        320,000(12)       6,746       313,254          *
-------------------------------------------------------------------------------------------
Reliance Trust Co. Trustee,             100,000         2,249        97,751          *
Gilman + Ciocia, Inc. 401K Plan &
Trust, FBO Richard S. Hyams
-------------------------------------------------------------------------------------------
Christopher R. Kelly                 3,067,771(13)      64,086     3,003,685        3.4
-------------------------------------------------------------------------------------------
Christopher R. Kelly C/F Peter W.       75,000          1,687        73,313          *
Kelly UTMA/MD
-------------------------------------------------------------------------------------------
Christopher R. Kelly C/F Claire
L. Kelly UTMA/MD                        75,000          1,687        73,313          *
-------------------------------------------------------------------------------------------
Gabriele Kramer                       108,343(14)       2,249       105,994          *
-------------------------------------------------------------------------------------------
Frank A. Maiolo and Susan Maiolo,      1,000,000        22,489      977,511         1.1
JTWROS
-------------------------------------------------------------------------------------------
Mutual, Inc.(15)                       1,000,000        22,489      977,511         1.1
-------------------------------------------------------------------------------------------
Deborah E. O'Connell                    500,000         11,243      488,757          *
-------------------------------------------------------------------------------------------
Allan R. Page                           103,000         2,249       100,751          *
-------------------------------------------------------------------------------------------
Prime Partners II, LLC              61,384,225(16)     346,734   61,037,491(16)    68.0
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                                                                         Common stock
                                                                       beneficially owned
                                                                       after the offering
                                                                       ------------------
-------------------------------------------------------------------------------------------
                                      Number of
                                        shares        Number of                 Percentage
                                     beneficially       shares                      of
                                    owned prior to      being      Number of    outstanding
Name of selling stockholder         the offering(1)    offered       shares       shares
---------------------------         ---------------   ---------    ---------    -----------
-------------------------------------------------------------------------------------------
Reliance Trust Co. Trustee,             220,000         4,947       215,053          *
Gilman + Ciocia, Inc. 401K Plan &
Trust, FBO Rose Rudden
-------------------------------------------------------------------------------------------
Neil Subes                              250,000         5,622       244,378          *
-------------------------------------------------------------------------------------------
Kathryn Travis                          607,980         8,433       599,547          *
-------------------------------------------------------------------------------------------
Kevin J. Walsh                          374,712         6,747       367,965          *
-------------------------------------------------------------------------------------------
Paul M. Weinberger                    279,830(17)     4,497(17)     275,333          *
-------------------------------------------------------------------------------------------
Wynnefield Small Cap Value
Offshore Fund, Ltd.(18)(21)         61,384,225(18)     404,757   60,979,468(18)    68.0
-------------------------------------------------------------------------------------------
Wynnefield Partners Small Cap
Value, L.P. (19)(21)                61,384,225(19)     269,838   61,114,387(19)    68.1
-------------------------------------------------------------------------------------------
Wynnefield Partners Small Cap       61,384,225(20)     337,297   61,046,928(20)    68.0
Value, L.P. I(20)(21)
-------------------------------------------------------------------------------------------
WebFinancial Corporation(22)        61,384,225 (22)    337,297   61,047,038(22)    68.0
-------------------------------------------------------------------------------------------

*     Less than one percent
(1) Beneficial ownership is determined in accordance with the rules of the SEC under Section 13d of the Exchange Act. Percentages are based upon 89,719,050 shares of common stock that were outstanding as of February 29, 2008.
(2)   The shares being offered are held of record by NFS LLC/FMTC FBO Adam
      Belok.
(3) 555,716 of such shares are held jointly with Tracy Ciocia, Mr. Ciocia's wife and 9,100 shares are held as custodian for Mr. Ciocia's sons.
(4) Includes (i) 70,000 shares are held of record by Matthew J. Collins Revocable Trust dated July 2, 2004 and (ii) 150,000 shares are held of record by Reliance Trust Co. Trustee, Gilman + Ciocia, Inc. 401K Plan & Trust, FBO Matthew J. Collins.
(5) Includes (i) 875,000 shares held of record by Thomas E. Connors and Veronica Connors JTWROS and (ii) 500,000 shares held of record by Reliance Trust Co., Trustee Gilman + Ciocia 401K Plan & Trust FBO Thomas E. Connors.
(6) Of the 61,384,225 shares shown in the number of shares beneficially owned prior to the offering (i) 60,847,127 shares are owned by certain of the other parties to the Shareholders Agreement and Mr. Conroy disclaims beneficial ownership of such shares, (ii) 375,000 shares are held of record by Mr. Conroy and (iii) 100,000 shares are held of record by Reliance Trust Co., Trustee, Gilman + Ciocia 401(K) Plan & Trust FBO Dennis Conroy.
(7)   Includes 10,000 shares issuable upon the exercise of options.
(8) Of the 61,384,225 shares shown in the number of shares beneficially owned prior to the offering (i) 57,635,437 shares are owned by certain of the other parties to the Shareholders Agreement and Mr. Finkelstein disclaims beneficial ownership of such shares, (ii) 2,800,000 shares are held of record by Mr. Finkelstein, (iii) 300,000 shares are held of record by Reliance Trust Co. Trustee, Gilman + Ciocia, Inc. 401K Plan & Trust, FBO Ted H. Finkelstein and (iv) 300,000 are held of record by NFS LLC/FMTC FBO Ted H. Finkelstein.
(9)   Includes 145,000 shares issuable upon the exercise of options.
(10) Includes (i) 20,000 shares are held of record by Reliance Trust Co. Trustee, Gilman + Ciocia, Inc. 401K Plan & Trust, FBO Mark S. Gopen and
      (ii) 180,000 shares are held of record by NFS LLC/FMTC FBO Mark S. Gopen Roth 401K.
(11) Includes 300,000 shares being offered are held of record by NFS LLC/FMTC FBO Toby Gopen IRA B.

(12)  Includes 20,000 shares held in a 401K account.
(13) Includes 2,000,000 shares are held of record by MLPF&S Cust FBO Christopher R. Kelly IRA.
(14) Includes (i) 100,000 shares held of record by Reliance Trust co., Trustee, Gilman + Ciocia 401K Plan & Trust FBO Gabriele Kramer and (ii) 100 shares in an IRA SEP.
(15) William Devine and Raymond Menna, officers of Mutual, Inc., alone or together have the power to dispose of the shares that this selling stockholder owns.
(16) Of the 61,384,225 shares shown in the number of shares beneficially owned prior to the offering, 45,964,225 shares are owned by certain of the other parties to the Shareholders Agreement and Prime Partners II, LLC disclaims beneficial ownership of such shares. Michael Ryan and Ralph Porpora, members and managers of Prime Partners II, LLC together have the right to dispose of the shares that this selling stockholder owns.
(17) Includes 200,000 shares held of record by Reliance Trust Co. Trustee, Gilman + Ciocia, Inc. 401K Plan & Trust, FBO Paul M. Weinberger.
(18) Of the 61,384,225 shares shown in the number of shares beneficially owned prior to the offering, 49,384,225 shares are owned by certain of the other parties to the Shareholders Agreement and Wynnefield Small Cap Value Offshore Fund, Ltd. disclaims beneficial ownership of such shares.
(19) Of the 61,384,225 shares shown in the number of shares beneficially owned prior to the offering, 53,384,225 shares are owned by certain of the other parties to the Shareholders Agreement and Wynnefield Partners Small Cap Value L.P. disclaims beneficial ownership of such shares.
(20) Of the 61,384,225 shares shown in the number of shares beneficially owned prior to the offering, 51,384,225 shares are owned by certain of the other parties to the Shareholders Agreement and Wynnefield Small Cap Value, L.P. I disclaims beneficial ownership of such shares
(21) Wynnefield Capital Management, LLC, a New York limited liability company ("WCM") is the sole general partner of each of Wynnefield Partners Small Cap Value LP, a Delaware limited partnership ("Wynnefield Partners") and Wynnefield Partners Small Cap Value LP I, a Delaware limited partnership ("Wynnefield Partners I"). Nelson Obus and Joshua Landes are the co-managing members of WCM and by virtue of such positions with WCM, have the shared power to vote and dispose of the shares of the Company's common stock that are beneficially owned by each of Wynnefield Partners and Wynnefield Partners I. Wynnefield Capital, Inc., a Delaware corporation ("WCI"), is the sole investment manager of Wynnefield Small Cap Value Offshore Fund, Ltd., a Cayman Islands company ("Wynnefield Offshore"). Messrs. Obus and Landes are the co-principal executive officers of WCI and by virtue of such positions with WCI, have the shared power to vote and dispose of the shares of the Company's common stock that are beneficially owned by Wynnefield Offshore. Each of WCM, WCI and Messrs. Obus and Landes disclaims any beneficial ownership of the shares of the Company's common stock that are directly beneficially owned by each of Wynnefield Partners, Wynnefield Partners I and Wynnefield Offshore, except to the extent of their respective pecuniary interest in such shares.
(22) Of the 61,384,225 shares shown in the number of shares beneficially owned prior to the offering, 51,384,225 shares are owned by certain of the other parties to the Shareholders Agreement and WebFinancial Corporation disclaims beneficial ownership of such shares. Jack L. Howard, as Chairman of the Board of WebFinancial Corporation, and James R. Henderson, as Chief Executive Officer of WebFinancial Corporation, alone or together have the power to dispose of the shares of the Company's common stock owned by WebFinancial Corporation. Each of Messrs. Howard and Henderson disclaims any beneficial ownership of the shares of the Company's common stock owned by WebFinancial Corporation.

                                     PLAN OF DISTRIBUTION

      The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

      o block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

      o an exchange distribution in accordance with the Rules of the applicable exchange;

      o     privately negotiated transactions;

      o     settlement of short sales;

      o broker/dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o any other method permitted pursuant to applicable law. The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker/dealers engaged by the Selling Stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the Selling Stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

      The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

      The Selling Stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

      We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

General


      Our authorized capital stock consists of 500,100,000 shares of which 500,000,000 shares are par value $.01 per share common stock and 100,000 shares are par value $.001 per share preferred stock. As of February 29, 2008 there were 89,719,050 shares of common stock issued and outstanding and no shares of preferred stock outstanding.


Common Stock

      Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In any liquidation, dissolution or winding up of our company, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

      Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued. All outstanding shares of common stock are, and the shares underlying all outstanding options, upon payment of the exercise price, as contemplated by the options, will be, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

      Our Board is authorized, without further action by the stockholders, to issue 100,000 shares of preferred stock from time to time in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including terms relating to dividend rates, redemption rates and prices, liquidation preferences and voting, sinking fund and conversion rights. The rights and terms relating to any new series of preferred stock could adversely effect the voting power or other rights of the holders of common stock or could be utilized, in certain circumstances, as a method of discouraging, delaying or preventing a change in control. Any issuances of preferred stock could adversely effect the rights of the holders of common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers.

Stock Options


      As of February 29, 2008, there were 269,500 stock options outstanding.


Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, (303) 282-4800.

Section 203 of the Delaware General Corporation Law

      As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the state's General Corporation Law, an anti-takeover law. Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

      o before the date of the business combination, the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder is approved by the board of directors of the corporation;

      o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced; or

      o on or after the date of the business combination, it is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's outstanding voting stock, other than a stockholder who owns 15% or more of our outstanding voting stock prior to our becoming subject to Section
203. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

      You may copy and inspect any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.gilcio.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

      You may also request a copy of any SEC filings, and any information required by Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, at no cost, by contacting:

                               Gilman Ciocia, Inc.
                                11 Raymond Avenue
                          Poughkeepsie, New York 12603
        Attention: Ted H. Finkelstein, Vice President and General Counsel

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      We disclose important information to you by referring you to documents that we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below into this prospectus:

      o Our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed with the SEC on September 28, 2007;

      o Our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2007, filed with the SEC on October 5, 2007;


      o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 14, 2007;

      o Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, filed with the SEC on February 14, 2008; and

      o Our Current Reports on Form 8-K filed with the SEC on July 10, 2007; July 25, 2007, August 24, 2007, September 28, 2007 and February 1, 2008.


      Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

      You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

                               Gilman Ciocia, Inc.
                                11 Raymond Avenue
                          Poughkeepsie, New York 12603
                                 (845) 486-0900
        Attention: Ted H. Finkelstein, Vice President and General Counsel

                                  LEGAL MATTERS

      The legality of the shares of common stock offered hereby was passed upon for the Company by Blank Rome LLP, New York, New York.

                                     EXPERTS

      The consolidated balance sheets of the Company and its subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the years in the two-year period ended June 30, 2007 have been incorporated by reference herein in reliance upon the reports of Sherb & Co., LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated statements of operations, shareholders' deficit, and cash flows of the Company and its subsidiaries for the year ended June 30, 2005, have been incorporated by reference herein in reliance upon the report of Radin, Glass & Co., LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

      The expenses relating to the registration of the securities registered hereby will be borne by the registrant. Such expenses are estimated (except the SEC registration fee) to be as follows:


Securities and Exchange Commission Registration Fee             $   491.20
Accounting Fees and Expenses                                    $15,000.00
Legal Fees                                                      $45,000.00
Miscellaneous Expenses                                          $ 4,508.80
                                                                ----------
Total                                                           $65,000.00


Item 14.   Indemnification of Directors and Officers.

      The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended certificate of incorporation and the by-laws of Gilman Ciocia, Inc., a Delaware corporation.

      Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

      In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

      Article NINTH of our Certificate of Incorporation and Article X of our By-Laws provide that we shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he is or was, a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided for in our By-Laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise. The By-Laws also provide that we shall have the power to purchase and maintain insurance for the indemnification of such directors, officers and employees to the full extent permitted under the laws of the State of Delaware from time to time in effect.

      We maintain an insurance policy on behalf of the Company and its subsidiaries, and on behalf of the directors, officers and employees thereof, covering certain liabilities that may arise as a result of the actions of such directors, officers and employees.

      Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

      Pursuant to Section 102(b)(7) of the DGCL Article EIGHTH of our Certificate of Incorporation states that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a directory, except for liability: (i) for any breach of the director's duty of loyalty to the Company for its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Item 15.   Recent Sales of Unregistered Securities

      Set forth below is information regarding unregistered securities sold by us in the past three years.

      1) On June 22, 2004, we issued 45,000 shares of our common stock to Rappaport Gamma Limited Partnership ("Rappaport") as an interest payment on a loan Rappaport made to us (the "Rappaport Loan").

      2) On October 19, 2004, we issued 45,000 shares of our common stock to Rappaport as an interest payment on the Rappaport Loan.

      3) On December 23, 2004, we issued 45,000 shares of our common stock to Rappaport as an interest payment on the Rappaport Loan.

      4) On March 30, 2005, we issued 45,000 shares of our common stock to Rappaport as an interest payment on the Rappaport Loan.

      5) On April 26, 2005, we issued 15,000 shares of our common stock to Rappaport as an interest payment on the Rappaport Loan.

      6) On June 13, 2005, we issued a total of 15,000 shares of our common stock to one of our principal stockholders and certain other note holders (collectively, the "Purchasing Group") as interest on the Rappaport Loan. The Purchasing Group purchased the Rappaport Loan from Rappaport on April 29, 2005.

      7) On July 8, 2005, we issued a total of 34,684 shares of our common stock to Thomas Connors in accordance with the earnout agreement relating to our acquisition of his accounting practice.

      8) On November 28, 2005, we issued a total of 1,000 shares of our common stock to Edward Cohen as director compensation.

      9) On January 6, 2006, we issued 105,000 shares of our common stock to the Purchasing Group as interest on the Rappaport Loan.

      10) On April 27, 2006, we issued a total of 272,368 shares of our common stock to certain of our employees in consideration of their contributions to our Employee Stock Purchase Plan ("ESPP") through June 30, 2002. The ESPP Plan was terminated by us in 2004.

      11) On February 5, 2007, we issued 180,000 shares of our common stock to the Purchasing Group as interest on the Rappaport Loan.

      12) On August 2, 2007, we issued a total of 24,027 shares of our common stock to Matthew Collins in accordance with the terms of his financial planner agreement.

      13) On August 20, 2007 we issued a total of 80,000,000 shares of our common stock in private placements to the persons named as selling stockholders in this registration statement. A total of 56,910,000 of the shares were sold for cash proceeds of $5,691,000 and the remaining 23,090,000 shares were sold in consideration of the extinguishment of $2,309,000 of our debt.

      14) On August 21, 2007, we issued 108,944 shares of our common stock to the Purchasing Group as interest on the Rappaport Loan.

      15) On August 22, 2007, we issued a total of 9,000 shares of our common stock to Edward Cohen as director compensation, a total of 3,000 shares of our common stock to John Levy as director compensation and a total of 3,000 shares of our common stock to Allan Page as director compensation.


      16) On November 2, 2007, we issued 7,500 shares of our common stock to Lilac Development Corporation as the final interest payment on the Rappaport Loan.


      No underwriters were involved in the foregoing sales of securities.

      All such sales were privately negotiated with the individuals with whom we had a prior relationship. All of the foregoing securities were deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer. The securities described above were sold and issued upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and/or Rule 506 of Regulation D under the Securities Act, in each case, to the extent an exemption from such registration was required. The purchasers of shares described above represented to us in connection with their purchases, among other things, that they were acquiring the shares for investment and not distribution. The sales of these securities were made without general solicitation or advertising.

Item 16.   Exhibits and Financial Statement Schedules.

      The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus required to be filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                          SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Poughkeepsie, State of New York on March 11, 2008.



                                        GILMAN CIOCIA, INC.



                                        By: /s/ Michael P. Ryan
                                            ------------------------------------
                                        Name:  Michael P. Ryan
                                        Title: Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Michael Ryan                        Chief Executive Officer and Director            March 11, 2008
-------------------------------         (Principal Executive Officer)
Michael Ryan

/s/ Karen Fisher                        Chief Accounting Officer (Principal             March 11, 2008
-------------------------------         Financial and Accounting Officer)
Karen Fisher

/s/ Edward Cohen                        Director                                        March 11, 2008
-------------------------------
Edward Cohen

/s/ James Ciocia                        Director                                        March 11, 2008
-------------------------------
James Ciocia

/s/ John Levy                           Director                                        March 11, 2008
-------------------------------
John Levy

/s/ Nelson Obus                         Director                                        March 11, 2008
-------------------------------
Nelson Obus

/s/ Allan Page                          Director                                        March 11, 2008
-------------------------------
Allan Page

/s/ Frederick Wasserman                 Director                                        March 11, 2008
-------------------------------
Frederick Wasserman



                                  EXHIBIT INDEX

3.1.1 Registrant's Certificate of Incorporation, as amended, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY.

3.1.2 Registrant's Amended Certificate of Incorporation, incorporated by reference to the exhibit in the Registrant's Proxy Statement on Form 14-A under the Securities Exchange Act of 1934, as amended, filed on June 22, 1999.

3.1.3 Amendment to Certificate of the Registrant dated July 19, 2007 filed with the State of Delaware Secretary of State on July 20, 2007, incorporated by reference to the exhibit filed with the Registrant's Form 10-K for the fiscal year ended June 30, 2007 filed on September 28, 2007.


*3.1.4 Amendment to Certificate of Incorporation of the Registrant filed with the State of Delaware Secretary of State on January 28, 2008.


3.2 Registrant's By-Laws, incorporated by reference to the like numbered exhibit filed with the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY.


*5.     Opinion of Blank Rome LLP


10.1 Stock and Asset Purchase Agreement dated April 5, 1999 among Registrant, Prime Financial Services, Inc., Prime Capital Services, Inc., Asset & Financial Planning, Ltd. Michael P. Ryan and Ralph Porpora, incorporated by reference to the exhibit filed with the Registrant's report on Form 8-K dated April 5, 1999.

10.2.1 Registration Rights Agreement dated April 5, 1999 among Registrant, Prime Financial Services, Inc., Michael P. Ryan and Ralph Porpora incorporated by reference to the exhibit filed with the Registrant's report on Form 8-K dated April 5, 1999.

10.2 Asset Purchase Agreement dated November 26, 2002 between Registrant and Pinnacle Taxx Advisors LLC incorporated by reference to the exhibit filed with the Registrant's report on Form 8-K dated December 23, 2002.

10.3 Stock Purchase Agreement dated as of January 1, 2004 between Registrant and Daniel Levy and Joseph Clinard incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

10.4 Agreement with Steven J. Gilbert incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

10.5 Letter of Acceptance, Waiver and Consent dated August 12, 2005 incorporated by reference to the exhibit filed with the Registrant's report on Form 8-K dated August 12, 2005.

10.6 Leases for the Registrant's Headquarters incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K dated June 30, 2006.

10.7 Amendment 4 to Forbearance Agreement dated April 20, 2006 incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

10.8 Amendment 3 to Forbearance Agreement dated April 28, 2005 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated April 28, 2005.

10.9 Amendment 2 to Forbearance Agreement dated March 26, 2004 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated March 26, 2004.

10.10 Amendment to Forbearance Agreement dated June 18, 2003 incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended dated June 30, 2006.

10.11 Forbearance Agreement dated November 27, 2002 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated November 26, 2002.

10.12 First Union Loan (Wachovia) Agreement dated December 26, 2001 incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.

10.13 Investor Purchase Agreement (with Exhibits) dated April 25, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated April 25, 2007.

10.14 Waiver of Registration Rights Agreement dated April 25, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated April 25, 2007.

10.15 Letter from Prime Partners, Inc. dated April 25, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated April 25, 2007.

10.16 Voting Agreement dated April 25, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated April 25, 2007.

10.17 Placement Purchase Agreement dated August 13, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated August 20, 2007.

10.18. 2007 Debt Conversion Agreement dated August 13, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated August 20, 2007.

10.19 Shareholder Agreement dated August 20, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated August 20, 2007.

10.20 Registration Rights Agreement dated August 20, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated August 20, 2007.

10.21 Employment Agreement between the Registrant and Michael P. Ryan dated August 20, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated August 20, 2007.

14.0 Code of Ethics for Senior Financial Officers and the Principal Executive Officer of the Registrant, incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended dated June 30, 2003.


*23.1   Consent of Sherb & Co., LLP.

*23.2   Consent of Radin, Glass & Co., LLP

*23.3   Consent of Blank Rome LLP (included in exhibit 5).

----------

*     Filed herewith